Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.

Announces Acquisition of 40,695 Square Foot Shopping Center in Sicklerville, New Jersey

•	Acquisition expands Wheeler’s geographic footprint into New Jersey

•	Property is 91% leased

Virginia Beach, VA – December 20, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that the Company has closed on the acquisition of Winslow Plaza, a 40,695 square foot shopping center for a purchase price of approximately $6.6 million, or $162 per leasable square foot. The property was acquired using a combination of cash and debt.

The property is located on Berlin-Cross Keys Road in Sicklerville, New Jersey, approximately 21 miles south of Philadelphia and just east of the Atlantic City Expressway, a major thoroughfare that connects the Philadelphia metropolitan area with Atlantic City.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “I would personally like to thank the entire team at Wheeler for their efforts during our first year as a public company. With the acquisition of Winslow Plaza, we have reached a significant milestone of over one million square feet of gross leasable area in our property portfolio. This acquisition also marks the beginning of the Company’s geographic entrance in the state of New Jersey. I am very proud of these accomplishments and greatly value the relationships that our Company has established.”

Winslow Plaza – Sicklerville, New Jersey

Built in 1990, Winslow Plaza is a 40,695 square foot shopping center that was renovated in 2009. The property is 91% leased and is occupied by 16 retail and restaurant tenants that include Novacare, Allstate, UPS and Benjamin Moore. The property is anchored by King’s Liquor Outlet and shadow-anchored by Shoprite Supermarket.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquires a shopping center located in Sicklerville, NJ (photo above).

Location / Demographic Information

Sicklerville is an unincorporated community that is primarily located within Winslow Township. Winslow Township has a population of 39,499 and is the largest municipality in Camden County.

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About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward - looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward - looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward - looking statements. Specifically, the Company’s statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward - looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward - looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward - looking statements to reflect events or circumstances that arise after the date hereof.

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December 20, 2013

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com